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                                                                     EXHIBIT 6.3

                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

                                     between


                    DIGITAL CREATIVE DEVELOPMENT CORPORATION
                              (a Utah corporation)
                                   as Seller,


                                       and



                             ARTHUR TREACHER'S, INC.
                            (a Delaware corporation)
                                    as Buyer



                           [              ], 2001

                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

     INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT made as of the [ ] day of [ ], 2001 (this "Agreement") by and between DIGITAL CREATIVE DEVELOPMENT CORPORATION, a Utah corporation ("Seller"), and ARTHUR TREACHER'S, INC., a Delaware corporation ("Buyer"). Seller and Buyer are sometimes individually referred to as a "Party" and collectively referred to as the "Parties."

     WHEREAS, pursuant to that certain Separation and Distribution Agreement dated as of [_______ ___, 2001] between the Parties (the "Separation Agreement"), the Parties agreed that Seller shall transfer to Buyer substantially all of the business and assets of Seller's restaurant business (the "Business") and that Buyer shall assume substantially all of the liabilities of the Business;

     WHEREAS, it is the intent of the Parties, by this Agreement and the other agreements and instruments provided for in the Separation Agreement, that Seller and Buyer indemnify one another the other and provide for insurance-related matters with respect to such transfer and assumption, all as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants made in this Agreement and in reliance upon the representations and warranties made in this Agreement, Seller and Buyer, intending to be legally bound, hereby agree as follows:

                               DEFINITIONS ARTICLE
                               -------------------

     As used in this Agreement, the following terms, when capitalized, shall have the respective meanings set forth in this Definition Article. Other capitalized terms used in this Agreement shall have the meanings as are defined in the Separation Agreement or elsewhere in the text of this Agreement.

     1. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international court or other governmental authority or any arbitration or mediation tribunal.

     2. "ASSIGNMENT AGREEMENT" means the General Assignment and Assumption Agreement referred to in Section 2.1(b)(3)(2) of the Separation Agreement.

     3. "Assumed Obligations" shall have the meaning set forth in Section 1.3 of the Separation Agreement.

     4. "Business" shall have the meaning set forth in Section 1.1(a) of the Separation Agreement.

     5. "Buyer Group" means Buyer, its Subsidiaries (as defined below) and Buyer Indemniteees (as defined below).

     6. "Buyer Indemnitees" means each member of the Buyer Group and each of its respective directors, officers, agents and employees and each of their successors and permitted assigns.

                                       2
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     7. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     8. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

     9. "Insurance Proceeds" means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured from Insurance Policies.

     10. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     11. "Retained Liabilities" shall have the meaning set forth in Section 1.3 of the Separation Agreement.

     12. "Seller Group" means Seller, its Subsidiaries (as defined below) and Seller Indemnitees (as defined below).

     13. "Seller Indemnitees" means each member of the Seller Group and each of its respective directors, officers, agents and employees and each of their successors and permitted assigns.

     14. "Subsidiaries" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

     15. "Tax Sharing Agreement" means the Tax Sharing Agreement referred to in
Section 2.1(b)(3)(1) of the Separation Agreement.

     16. "Tax" or "Taxes" has the meaning set forth in the Tax Sharing
Agreement.

     17. "Third Party Claim" shall mean the assertion by a Person (including any Governmental Authority) who is not a member of the Seller Group or the Buyer Group of any claim or of the commencement by any such Person of any Action.

                                    ARTICLE I
                SALE AND PURCHASE OF ASSETS; ASSUMED OBLIGATIONS
                ------------------------------------------------

     1.1 RELEASE OF PRE-SEPARATION CLAIMS.

         (a) Buyer Release. Except as provided in Section 1.1(c), and to the extent consistent with the Assignment Agreement, effective as of the Separation Date, Buyer does hereby, for itself and as agent for each member of the Buyer Group, remise, release and forever discharge the Seller Indemnitees from any and all Assumed Obligations (including any right of

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contribution) existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any condition existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation of the Business from Seller and the issuance of the Dividend.

         (b) Seller Release. Except as provided in Section 1.1(c), and to the extent consistent with the Assignment Agreement, effective as of the Separation Date, Seller does hereby, for itself and as agent for each member of the Seller Group, remise, release and forever discharge the Buyer Indemnitees from any and all Retained Liabilities (including any right of contribution) existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation.

         (c) No Impairment. Nothing contained in Section 1.1(a) or (b) shall impair any right of any Person to enforce the Separation Agreement or any Ancillary Agreement (including this Agreement), in each case in accordance with its terms.

         (d) No Actions as to Released Claims. Buyer shall not, for itself and as agent for each member of the Buyer Group, make any claim or demand, or commence any Action asserting any claim or demand whatsoever, including any claim of contribution or any indemnification, any member of the Seller Group with respect to any matter released pursuant to Section 1.1(a). Seller shall not, for itself and as agent for each member of the Seller Group, make any claim or demand, or commence any Action asserting any claim or demand whatsoever, including any claim of contribution or any indemnification, any member of the Buyer Group with respect to any matter released pursuant to Section 1.1(b).

         (e) Further Instruments. At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

   1.2 INDEMNIFICATION BY BUYER. Except as otherwise provided in this Agreement, Buyer shall, for itself and as agent for each member of the Buyer Group indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Seller Indemnitees from and against all losses, damages, deficiencies, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses, and claims for any and all of the foregoing (collectively, "Losses") that any third Person (i.e., other than a member of the Buyer Group or the Seller Group) seeks to assert or impose upon the Seller Indemnitees, whether or not frivolous, directly or indirectly, or which are imposed upon the Seller Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (i) the Business; (ii) any Assumed Obligation; or (iii) any breach by Buyer or any member of the Buyer Group of any covenant, representation or warranty in the Separation Agreement or any of the Ancillary Agreements (including this Agreement) or in any of Buyer's Closing Documents or in other instrument or certificate delivered or to be delivered by Seller under any of the aforesaid agreements. Notwithstanding the foregoing, this indemnity is not intended to nullify or be a substitute for the legal obligation that any third Person may also have with respect to the subject of the indemnification and, with respect to insurance proceeds, is, in effect, a commitment to advance funds to be repaid only in the event and to the extent provided for in Section 1.6, below.

     1.3 INDEMNIFICATION BY SELLER. Except as otherwise provided in this Agreement, Seller shall, for itself and as agent for each member of the Seller Group indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Buyer Indemnitees from and

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against all Losses that any Person (i.e., other than a member of the Seller
Group or the Buyer Group) seeks to assert or impose upon the Buyer Indemnitees, whether or not frivolous, directly or indirectly or which are imposed upon the Seller Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication) any breach by Seller or any member of the Seller Group of any covenant, representation or warranty in the Separation Agreement or any of the Ancillary Agreements (including this Agreement) or in any of Seller's Closing Documents or in other instrument or certificate delivered or to be delivered by Seller under any of the aforesaid agreements. Notwithstanding the foregoing, this indemnity is not intended to nullify or be a substitute for the legal obligation that any third Person may also have with respect to the subject of the indemnification and, with respect to insurance proceeds, is, in effect, a commitment to advance funds to be repaid only in the event and to the extent provided for in Section 1.6, below.

     1.4 INDEMNIFICATION PROCEDURE. If a Party indemnified under this Article I (an "Indemnitee") receives written notice of any Third Party Claim or any Third Party Claim is presented to, or any action or proceeding commenced against Indemnitee which gives rise to the right of indemnification hereunder, Indemnitee will promptly give written notice thereof to the Party against which such right of indemnification might be claimed ("Indemnitor"); provided, that, the failure to give timely notice shall not affect the right to indemnification hereunder except to the extent that the Indemnitor is actually damaged or prejudiced by such delay. Indemnitor shall have twenty (20) days or such shorter time as may be necessary to avoid prejudice to the rights of the Indemnitee (which determination shall be made by Indemnitor in cooperation with the Indemnitee) after receipt of the above-mentioned notice, to undertake at its own expense the defense or settlement of any Third Party Claim as to which notice is given hereunder through counsel of its own choosing. If undertaken, Indemnitor shall control the defense of the Third Party Claim and Indemnitee shall cooperate with Indemnitor in such defense. In defending such Third Party Claim:
(a) Indemnitor shall not thereby permit to exist any lien, encumbrance or adverse charge upon any asset of Indemnitee; and (b) Indemnitor shall permit Indemnitee to participate in such defense through counsel chosen by Indemnitee, whether or not the Third Party Claim implicates both Buyer and Seller in a material fashion; provided that, the fees and expenses of such counsel shall be borne by Indemnitee and that counsel for Indemnitor shall govern the proceedings. In the event that Indemnitor shall undertake a good faith, bona fide settlement of such Third Party Claim, Indemnitee shall cooperate with Indemnitor and its counsel in such settlement; provided that, Indemnitee shall have no obligation to cooperate in effecting such settlement if, in the reasonable judgment of Indemnitee, communicated to Indemnitor in writing within twenty (20) days after Indemnitee is given written notice by Indemnitor of the details of such settlement, such settlement would have a material adverse effect on Indemnitee or would permit any injunction, declaratory judgment, or other non-monetary relief to be entered, directly or indirectly, against the Indemnitee, in which event Indemnitor shall tender to Indemnitee the amount proposed to be paid in such settlement and Indemnitee shall continue the defense at its sole cost and expense and shall waive any right to indemnity for Indemnitor in respect of any such Third Party Claim. Any settlement effected by Indemnitor or Indemnitee hereunder shall include as an unconditional term thereof a complete release of Indemnitee or Indemnitor, as the case may be, not a Party to the settlement. If Indemnitor does not notify Indemnitee within twenty (20) days after receipt of Indemnitee's notice of a claim of indemnity hereunder that it elects to undertake the defense or settlement thereof, Indemnitee shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its exclusive discretion at the expense of Indemnitor, subject to the right of Indemnitor to assume the defense or settlement, as provided in this Article I, of such Third Party Claim at any time prior to settlement or final determination thereof.

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     1.5 ADDITIONAL MATTERS.

         (a) SUBSTITUTION. In the event of an Action in which the Indemnitor is not a named defendant, if either the Indemnitee or the Indemnitor shall so request, the Parties shall endeavor to substitute the Indemnitor for the named defendant or add the Indemnitor as a named party. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims shall be as set forth in this Article I.

         (b) SUBROGATION. In the event of payment by or on behalf of any Indemnitor to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether, and to the extent of the amount, the Indemnitor has paid in respect of the Indemnitee's Loss and the events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right, defense or claim.

         (c) NOT APPLICABLE TO TAXES. This Agreement shall not apply to Taxes which are covered by the Tax Sharing Agreement described in Section 2.1(b)(iii)(1) of the Separation Agreement.

         (d) SURVIVAL OF INDEMNIFICATIONS. The indemnifications and other agreements of the Parties to this Agreement shall survive the Closing of the Separation Agreement for a period of three (3) years. The period of limitations set forth above shall be in lieu of all statutes of limitations otherwise applicable having a duration of more than that period.

     1.6 INSURANCE PROCEEDS. The amount which an Indemnitor is required to pay to, for or on behalf of an Indemnitee pursuant to this Article I shall be reduced (including, without limitation, retroactively) by the amount, if any, of proceeds actually recovered by, or on behalf of, and paid to or for the benefit of such Indemnitee in reduction of the related Losses pursuant to insurance policies of Indemnitee covering such Losses ("Insurance Proceeds"). Payment of an amount required to be paid by an Indemnitor, as so reduced, is referred to herein as an "Indemnity Payment." If an Indemnitee shall have received, or if there shall be paid on behalf of an Indemnitor an Indemnity Payment in respect of Losses, and an Indemnitee shall subsequently receive, directly or indirectly, Insurance Proceeds in respect of such Losses, then such Indemnitee shall pay to Indemnitor the amount of such Insurance Proceeds or, if the Indemnity Payment is less, the amount of such Indemnity Payment. The Parties shall cooperate so as to maximize the Insurance Proceeds that might be received by or on behalf of an Indemnitee with respect to Losses and thereby minimize such Losses; provided, however, that nothing hereunder shall require Indemnitee or Indemnitor to sue its insurance carrier.

                                   ARTICLE II
                                INSURANCE MATTERS
                                -----------------

     2.1 COOPERATION AND AGREEMENT TO RELEASE INSURANCE CARRIERS. Each of Seller and Buyer shall share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Seller and Buyer, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured Party, and neither Seller nor Buyer, nor any of their Subsidiaries, shall take any action which

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would intentionally jeopardize or otherwise interfere with either Party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, after the Separation Date, neither Seller nor Buyer shall (and shall ensure that no member of their respective Groups shall), without the consent of the other Party, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this Section 2.1 shall: (a) preclude any member of any Group from presenting any claim or from exhausting any policy limit; (b) require any member of any Group to pay any premium or other amount or to incur any liability; or (c) require any member of any Group to renew, extend or continue any policy in force.

     2.2 BUYER INSURANCE COVERAGE. From and after the Separation Date, each member of the Buyer Group shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Seller's insurance programs. Notwithstanding the foregoing, Seller, upon the request of Buyer, shall use all commercially reasonable efforts to assist Buyer and each member of the Buyer Group in the transition to its own separate insurance programs from and after the Separation Date, and shall provide Buyer and each member of the Buyer Group with any information that is in the possession of Seller and is reasonably available and necessary to either obtain insurance coverages for Buyer (and each member of the Buyer Group).

         (a) NAMING SELLER AS ADDITIONAL INSURED. Notwithstanding anything in this Agreement to the contrary, each member of the Buyer Group shall, at no cost to Seller or any member of the Seller Group, obtain and maintain general liability and product liability (completed operations) insurance in the amount of at least $2 million combined single limit naming Seller and each member of the Seller Group (as the same may change from time to time) as an additional insured. Such policy shall contain a provision that it shall not be decreased in coverage or cancelled without at least thirty (30) days' prior written notice to Seller.

     2.3 RESPONSIBILITIES FOR SELF-INSURED OBLIGATIONS. Buyer and each member of the Buyer Group shall reimburse Seller for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and other similar amounts not covered by Insurance Policies in connection with insured Assumed Obligations.

     2.4 PROCEDURES WITH RESPECT TO INSURED ASSUMED OBLIGATIONS.

         (A) REIMBURSEMENT. Buyer and each member of the Buyer Group, as applicable, shall reimburse Seller for all amounts incurred to pursue insurance recoveries from Insurance Policies for insured Assumed Obligations.

         (b) MANAGEMENT OF CLAIMS. The defense of claims, suits or actions giving rise to potential or actual insured Assumed Obligations will be managed (in conjunction with Seller's insurers, as appropriate) by the Party that would have had responsibility for managing such claims, suits or actions had such Assumed Obligations not been insured.

     2.5 COOPERATION. Seller and Buyer (and each Person in their respective Group) shall cooperate with the other (and each Person in their respective Group) in all respects and shall

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execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.

     2.6 NO ASSIGNMENT OR WAIVER. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Seller Group in respect of any Insurance Policy or any other contract or policy of insurance.

     2.7 NO RESTRICTIONS. Nothing in this Agreement shall be deemed to restrict any member of the Buyer Group from acquiring at its own expense any other insurance policy in respect of any liabilities or covering any period.

     2.8 FURTHER AGREEMENTS. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertake pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties shall work together to do whatever is commercially reasonable to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and any other Ancillary Agreement.

     2.9 MATTERS GOVERNED BY EMPLOYEE MATTERS AGREEMENT. This Article II shall not apply to any insurance policies that are the subject of employee benefit plans.

                                   ARTICLE III
                                  MISCELLANEOUS
                                  -------------

     3.1 BINDING EFFECT. Except as otherwise provided in this Section 3.1, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

     3.2 NO ASSIGNMENT. Except as expressly provided in this Agreement, this Agreement may not be assigned by either Party hereto without the prior written consent of the other Party. Any attempted or purported assignment by either Party, other than in accordance with this Section 3.2, shall be null and void and of no force or effect.

     3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by delivery of facsimile signatures.

     3.4 GOVERNING LAW; JURISDICTION.

         (i) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER

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SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE
LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         (ii) SUBJECT TO ARTICLE IV, EACH PARTY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION THEN IN THE SUPERIOR COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY. EACH PARTY, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. EACH PARTY AGREES THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS (POSTAGE PREPAID) IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.7 OF THIS ARTICLE. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.7 OF THIS ARTICLE, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON CONVENIENS OR ANY SIMILAR BASIS.

     3.5 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, except that this Agreement shall not be reformed in any way if such reformation will deny to either Party the essential benefits of this Agreement, unless the benefited Party waives in writing its right to such benefits. In the event that such reformation is not undertaken as provided herein, the Parties shall place themselves as closely as practicable in the positions they were in immediately prior to the Closing Date.

     3.6 SURVIVAL. The representations, warranties, indemnities and agreements of the Parties to this Agreement shall survive the Closing for a period of three
(3) years. The period of limitations set forth above shall be in lieu of all statutes of limitations otherwise applicable having a duration of more than that period.

     3.7 NOTICES. All notices required to be given under the terms of this Agreement or which either of the Parties desires to give hereunder shall be in writing and personally delivered or sent by certified mail, return receipt requested, addressed as follows:

     (a) If to Buyer:

               Arthur Treacher's, Inc.
               5 Dakota Drive
               Suite 303
               Lake Success, New York 11042
               Attention: President

with a copy to:


                                       9
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         [counsel to AT]

     (b) If to Seller:

         Digital Creative Development Corporation
         67 Irving Place North, 4th Floor
         New York, New York 10003
         Attention: Chairman

with a copy to:

         Piliero Goldstein Jenkins & Sullivan, LLP
         292 Madison Avenue, 18th Floor
         New York, New York 10017
         Attention: Robert D. Piliero

     Any Party may designate a change in address at any time upon written notice to the other Party.

     3.8 NO THIRD-PARTY BENEFICIARIES. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to benefit any Person other than the signatories hereto or their permitted assigns, nor shall any such provision be enforceable by any such other Person.

     3.9 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein form a part of this Agreement, and are hereby incorporated herein by this reference.

     3.10 ENTIRE AGREEMENT; AMENDMENTS; HEADINGS; WAIVERS, ETC. This Agreement and the Schedules and Exhibits hereto contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, either oral or written, between the Parties with respect to such subject matter. No understandings, representations or warranties made or agreed to by either Party prior to or contemporaneously with the execution of this Agreement, except understandings, representations and warranties contained in the Separation Agreement or in any other Ancillary Agreement, shall be binding upon either Party or shall otherwise affect this Agreement, and no amendment, modification or waiver of any provision of this Agreement will be binding unless in writing and signed by authorized representatives of both Parties. The headings in this Agreement, its Schedules and Exhibits are for convenience of reference only and shall not constitute a part of this Agreement or of such Schedules or Exhibits. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except where a right or remedy is expressly stated to be exclusive, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available in the Separation Agreement or in any other Ancillary Agreement; provided, however, that in the event of any irreconcilable conflict between any of the provisions of this Agreement and the provisions of the Separation Agreement or any other Ancillary Agreement, the provisions of this Agreement shall prevail and govern and in the event of any irreconcilable conflict between the provisions of this Agreement and the provisions of any other Ancillary Agreement, the provisions of such other Ancillary Agreement shall prevail and govern. References to Sections are to Sections in this Agreement and in each case include references to all subsections under the referenced Section.

Words denoting the singular tense or person shall include the plural and vice versa and references to the masculine gender shall, where the context permits, include the feminine and/or neuter genders and vice versa. The words "including," "includes," "include" as used in this Agreement mean, respectively, "including, without limitation," "includes, without limitation," and "include, without limitation." The words "hereof," "herein" and "hereunder" and words of similar import shall refer to all applicable provisions of this Agreement and not to any particular provision. This Agreement is the result of negotiation and, accordingly, no presumption or burden of proof will arise with respect to any ambiguity or question of intent concerning this Agreement favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provision of this Agreement. All references to statutory provisions shall include all amendments and reenactments thereof.

                                   ARTICLE IV
                                   ARBITRATION
                                   -----------

     4.1 ARBITRATION PANEL. Except with respect to the remedies provided for in
Section 5.2(b), above, and 9.11(d) of the Separation Agreement, any controversy or claim arising out of or relating to this Agreement or any instrument or document provided pursuant thereto, or the breach thereof, whether common law or statutory, including without limitation claims asserting violations of the antitrust laws, shall be settled exclusively and finally by arbitration in New York, New York, using the American Arbitration Association. The arbitration shall be heard before three arbitrators, one to be chosen by Seller, one to be chosen by Buyer and the third to be chosen by those two arbitrators.

     4.2 POWER OF ARBITRATORS. The arbitrators shall apply the internal law of the State of New York without regard to principles of conflicts of laws in determining the rights, obligations and liabilities of the Parties. The arbitrators shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, nor to grant injunctive relief, including interim relief, of any nature, nor to award punitive damages of any nature. In all other respects, the commercial rules of the American Arbitration Association shall govern the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so, and Buyer and Seller hereby irrevocably consent and submit to the personal jurisdiction of the federal and state courts of the State of New York for that purpose as well as for any and all other permitted purposes in connection with this Agreement.

     4.3 FAILURE TO ARBITRATE. The failure or refusal of either Party to submit to arbitration shall constitute a breach of this Agreement. Judicial action may be commenced in order to compel arbitration. If such action is commenced and if arbitration is in fact compelled, the Party that shall have resisted arbitration shall be required to pay to the other Party all costs and expenses, including, without limitation, reasonable attorneys' fees, that it incurs in compelling arbitration. The prevailing Party in arbitration (i.e., the Party prevailing on the substantive merits) shall be entitled to its reasonable attorneys' fees and costs. Otherwise, costs shall be determined as the arbitrators shall order.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives in the presence of the designated witnesses on the date first above written.



                                    DIGITAL CREATIVE DEVELOPMENT CORPORATION

                                    By:
                                       --------------------------------

                                    Name:
                                         ------------------------------

                                    Title:
                                          -----------------------------

                                    Date:
                                         ------------------------------



                                    ARTHUR TREACHER'S, INC.

                                    By:
                                       --------------------------------

                                    Name:
                                         ------------------------------

                                    Title:
                                          -----------------------------

                                    Date:
                                         ------------------------------